UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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On December 12, 2005, Vestin Fund II, LLC sent the following letter to its unitholders:
December 12, 2005
Dear Vestin Fund II Unit Owner:
     Many of you have asked about the unit redemptions scheduled for the calendar year of 2006. Vestin Fund II has never failed to make its redemptions for the year during the month of January. The year 2006 will not be an exception. We plan to make all of the allowable 2006 redemptions during the month of January.
     You may have heard rumors that we would not honor our redemption obligations. This is an example of the false and misleading information that has been spread by certain people. Similar false or misleading information has been disseminated by people opposed to the proposal to convert Fund II into a REIT.
     We will not ask you to vote on the REIT conversion proposal until we have provided you with a definitive proxy statement which discusses in detail the pros and cons of this proposal. You deserve such complete information before you are asked to make a decision regarding the REIT proposal.
     Over the past few months, you have received letters from 3 of the more than 5,000 members who own units of Fund II. One of those members has since retracted the comments he made in his letter. You should consider that the authors of these letters have not made any filings with the SEC and have not provided you with any meaningful analysis of their opposition to the REIT proposal. Don’t be panicked by unsubstantiated rumors and scare tactics. Wait for the full disclosure you deserve and then make up your mind.
     In the meantime my door is open to you. If you need to meet with me personally, please call my Assistant, Ken Kroll at (702) 227-0965.
Sincerely,
/s/ Mike Shustek
Mike Shustek
Vestin Mortgage, Inc.
Manager of Vestin Fund II, LLC